Exhibit 5.1

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002

January 18, 2006

Linn Energy, LLC

650 Washington Road, 8th Floor

Pittsburgh, Pennsylvania 15228

Gentlemen:

We have acted as counsel to Linn Energy, LLC, a Delaware limited liability company (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 3,900,000 units representing limited liability company interests in the Company (the “Units”), for issuance under the Linn Energy, LLC Long-Term Incentive Plan (the “Plan”).

As the basis for the opinion hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Plan, (b) the Second Amended and Restated Limited Liability Company Agreement of the Company (the “Company Agreement”) and the Certificate of Formation of the Company, (c) the records of the Company (d) certificates of public officials and of officers or other representatives of the Company (e) certain resolutions of the Board of Directors of the Company certified to us to be true and correct by the Company’s Secretary, and (f) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware Limited Liability Company Act (the “Delaware Act”) and regulations as we have deemed necessary or advisable for the purposes of this opinion.  We have not independently verified any factual matter relating to this opinion.

In making our examination, we have assumed and have not verified that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.

Based on the foregoing and on such legal considerations as we deem relevant and subject to the qualifications and limitations set forth below, we are of the opinion that the Units have been duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid (to the extent required under the Company Agreement) and non-assessable (except as such non-assessability may be affected by (i) matters described under the caption “The Limited Liability Company Agreement—Limited Liability” in the prospectus dated January 12, 2006 and filed with the SEC on January 13, 2006 pursuant to Rule 424(b) of the Securities Act and (ii) Section 18-607 of the Delaware Act).

We express no opinion other than as to the federal laws of the United States of America and the Delaware Act (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws).  For purposes of this opinion, we assume that the Units will be issued in compliance with all applicable state securities or Blue Sky laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.

Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time as the Registration Statement is declared effective.

Very truly yours,

/s/ Andrews Kurth LLP